EXHIBIT 99.2

Belle of Orleans, L.L.C.
dba Amelia Belle Casino

Financial Statements for the Period from January 1, 2009 through October 22, 2009 and Independent Auditors’ Report

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Belle of Orleans, L.L.C. dba Amelia Belle Casino:

INDEPENDENT AUDITORS’ REPORT

Belle of Orleans, L.L.C.
dba Amelia Belle Casino:

We have audited the accompanying balance sheet of Belle of Orleans, L.L.C. dba Amelia Belle Casino (the “Company”) as of October 22, 2009, and the related statements of operations, changes in member’s equity, and cash flows for the period from January 1, 2009 through October 22, 2009.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of October 22, 2009, and the results of its operations and its cash flows for the period from January 1, 2009 through October 22, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, on October 22, 2009 Columbia Properties New Orleans, LLC sold 100% of the outstanding limited liability company interest in the Company to AB Casino Acquisition, LLC, a wholly owned indirect subsidiary of Peninsula Gaming, LLC.

/s/ Deloitte & Touche, LLP
New Orleans, Louisiana
January 5, 2010

BELLE OF ORLEANS, L.L.C.
dba AMELIA BELLE CASINO
BALANCE SHEET
(in thousands)

October 22, 2009
Assets
Cash and cash equivalents	$4,093
Accounts receivable trade and other, net	403
Inventories	41
Prepaid expenses and other assets	1,067
Current assets	5,604

Property and equipment, net	40,968
Intangible assets, net	10,626
Total Assets	$57,198

Liabilities and Member's Equity
Accounts payable	$1,000
Accounts payable to related parties	159
Accrued expenses and other liabilities	2,063
Current liabilities	3,222

Commitments and Contingencies (Notes 6 and 9)	-

Member's Equity	53,976
Total Liabilities and Member's Equity	$57,198

The accompanying notes are an integral part of the financial statements.

BELLE OF ORLEANS, L.L.C.
dba AMELIA BELLE CASINO
STATEMENT OF OPERATIONS
(in thousands)

Period from January 1, 2009 through October 22, 2009

Operating Revenues:
Casino	$43,044
Food and beverage	3,124
Other	277
Less promotional allowances	(4,968)
Net Operating Revenues	41,477

Operating Expenses:
Casino	7,898
Food and beverage	2,777
Marketing, advertising and casino promotions	2,296
Gaming taxes and licenses	9,245
Administrative and general	6,165
Depreciation and amortization	3,867
Total Operating Expenses	32,248

Income from Operations	9,229

Interest income	3
Net Income	$9,232

The accompanying notes are an integral part of the financial statements.

BELLE OF ORLEANS, L.L.C.
dba AMELIA BELLE CASINO
STATEMENT OF CHANGES IN MEMBER’S EQUITY
(in thousands)

Balance, January 1, 2009	$67,244
Net income	9,232
Member distributions	(22,500)
Balance, October 22, 2009	$53,976

The accompanying notes are an integral part of the financial statements.

BELLE OF ORLEANS, L.L.C.
dba AMELIA BELLE CASINO
STATEMENT OF CASH FLOWS
(in thousands)
Period from January 1, 2009 through October 22, 2009
Cash Flows from Operating Activities:
Net income	$9,232
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	3,867
Write off of property and equipment	67
Insurance proceeds for property damage	3,706
Payment of lease liability	(7,400)
Changes in operating assets and liabilities:
Accounts receivables trade, net	(335)
Inventories, prepaid expenses and other assets	(150)
Accounts payable	(15)
Related party receivables and payables, net	2,042
Accrued expenses and other liabilities	701
Net cash provided by operating activities	11,715

Cash Flows from Investing Activities:
Additions to property and equipment	(160)
Net cash used in investing activities	(160)

Cash Flows from Financing Activities:
Return of capital to member	(22,500)
Net cash used in financing activities	(22,500)

Net Decrease in Cash and Cash Equivalents	(10,945)

Cash and Cash Equivalents at Beginning of Period	15,038
Cash and Cash Equivalnets at End of Period	$4,093

The accompanying notes are an integral part of the financial statements.

BELLE OF ORLEANS, L.L.C. dba AMELIA BELLE CASINO
NOTES TO FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

Belle of Orleans, L.L.C. (the “Company”) was acquired by Columbia Properties New Orleans, LLC (“CPNO”) on June 8, 2005. CPNO is a wholly owned subsidiary of Wimar Tahoe Corporation (“WTC”) (fka Tropicana Casinos and Resorts, Inc.).  WTC is CPNO’s sole member.  The Company owns and operates the Amelia Belle Casino, a riverboat casino (fka Belle of Orleans) in Amelia, Louisiana.  The Belle of Orleans was damaged by Hurricane Katrina on August 28, 2005 and was closed for repairs until May 18, 2007 (see Note 7).  The casino was moved to Amelia, Louisiana and reopened as the Amelia Belle Casino.   Columbia Sussex Corporation (“CSC”), a company controlled by the sole shareholder of WTC, provides various services to the Company (see Note 5).

On October 22, 2009, CPNO sold 100% of the outstanding limited liability company interest in the Company to AB Casino Acquisition, LLC, a wholly owned indirect subsidiary of Peninsula Gaming, LLC (“PGL”) for $104 million, subject to certain adjustments.  These financial statements are for the interim period from January 1, 2009 through October 22, 2009 (“Interim Period”) and have been prepared on the predecessor’s basis of accounting.

2. Summary of Significant Accounting Policies

The following is a summary of significant accounting policies followed in the preparation of the financial statements.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management’s estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities.  Actual results could differ from these estimates.

Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Inventories – Inventories, which consist primarily of food, beverage, and operating supplies, are stated at the lower of cost or market.  Cost is determined by the first-in first-out method.

Property and Equipment - Property and equipment are stated at cost.  Depreciation and amortization are computed over the estimated useful lives of the property and equipment on the straight-line method.  Useful lives range from 10 to 40 years for the riverboat and related equipment, 5 to 10 years for gaming and other equipment and 10 to 40 years for land improvements.

Routine maintenance and repairs are charged to expense as incurred.  The cost and related accumulated depreciation of property and equipment retired or sold are removed from the accounts, and the resulting gain or loss is included in operations.

Management reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable.  Recoverability is determined by comparing the forecasted undiscounted cash flows of the operation to which the assets relate, plus the assets’ residual value to the carrying amount of the assets.  If the operation is determined to be unable to recover the carrying amount of its assets, then the property and equipment are written down to fair value.  Fair value is determined based on discounted cash flows or through comparable asset sales.

Intangible Assets – Pursuant to the Intangibles – Goodwill and Other topic of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"), the Company's non-amortizing indefinite-lived intangible asset, consisting solely of a gaming license with the state of Louisiana, is subject to testing for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. When testing for impairment, the Company uses the income approach, which includes an analysis of the market, cash flows, and risks associated with achieving such cash flows.

In accordance with Intangibles - Goodwill and Other topic of the FASB ASC, an intangible asset with a definite life is amortized over its useful life which is defined as the period over which the asset is expected to contribute directly or indirectly to future cash flows.  Amortization is computed on a straight-line basis for intangible assets with definite lives over an estimated useful life of five years.  Management periodically assesses the amortization period of intangible assets with definite lives based upon an estimate of future cash flows from related operations.

Revenue Recognition - Casino revenue is (a) the winnings from gaming activities, which is the difference between the gaming wins and losses, less sales incentives and other adjustments and (b) revenue from gaming related activities such as poker and tournaments.  Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. The Company accrues the incremental amount of progressive jackpots as the progressive machine is played and the progressive jackpot amount increases, with a corresponding reduction of gaming revenue. The retail value of food and beverage and other services furnished to casino guests without charge is included in gross revenue and then deducted as promotional allowances.

Casino Promotional Allowances - Casino promotional allowances consist of the retail value of complimentary food and beverages and entertainment provided to casino patrons. Also included is the value of the coupons redeemed for cash at the property. The estimated cost of providing such complimentary services (substantially all of which is classified as casino expenses) was $2.8 million for the Interim Period.  Promotional allowances also include "cash back" awards (cash coupons, rebates or refunds) which was $2.2 million for the Interim Period.

Advertising Costs – Advertising costs are expensed as incurred and was $0.5 million for the Interim Period, and are included in marketing, advertising and casino promotions expense in the accompanying statements of operations.

Retirement Plans -The Company participates in a defined contribution plan sponsored by CSC which operates under the provisions of Internal Revenue Code Section 401(k). All employees who meet plan eligibility requirements are eligible to participate in the plan.  Participating employees receive employer matching contributions based on their level of employee contributions to the plan.  These employer matching contributions are funded at the same time that employee contributions are made. The Company’s matching contributions to the 401(k) Plan for the Interim Period was less than $0.1 million.

Insurance Program - The Company’s insurance program for medical, general liability, workers compensation and property is provided through CSC and WTC.  CSC allocates to the Company the cost of third party insurance coverage and WTC allocates an estimated cost of the self-insured portion of the coverage (up to $1,000,000 of general liability and workers compensation claims).  The rates used for the self-insured portion are actuarially determined based on historical experience of paid claims for all of CSC’s operations.  The Company was charged $1.3 million by CSC during the Interim Period and $0.1 million by WTC during the Interim Period for the above insurance costs.

Income Taxes - The Company is a pass-through entity for federal and state income tax purposes, and therefore, its tax attributes flow through to its owner.  As a result, the accompanying statements of operations show no income tax expense.

Gaming Taxes - The Company must remit gaming taxes to the State of Louisiana based on a rate of 21.5% of adjusted gross receipts, as defined in the state’s regulations. Such taxes are included in gaming taxes and licenses expenses in the accompanying statements of operations.

Contingencies - The Company is subject to various litigation claims and assessments that arise in the ordinary course of its business. Based upon information presently available, management believes that resolution of such matters will not likely have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Recently Issued Accounting Standards— In August 2009, the FASB issued a standard on measuring fair value of liabilities.  The standard became effective for the Company at the beginning of its 2009 fourth quarter.  The standard provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: (i) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset; or b) quoted prices for similar liabilities or similar liabilities when traded as assets; and/or (ii) a valuation technique that is consistent with the principles of an income or market approach.  The standard clarifies that when estimating the fair value of a liability, a reporting entity is not required to include inputs relating to the existence of transfer restrictions on that liability.  The adoption of this standard did not have a significant effect on the Company’s financial statements.

In June 2009, the FASB issued the Codification and the Hierarchy of Generally Accepted Accounting Principles (“GAAP”) (“Codification”).  The purpose of the Codification is to provide a single source of authoritative U.S. GAAP.  The Codification was effective for the Company in the third quarter of 2009.  As the Codification was not intended to change or alter existing GAAP, the adoption of the Codification did not have a material effect on the Company’s financial statements.

In May 2009, the FASB issued a new standard related to subsequent events which establishes the accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or available to be issued.  The new standard was adopted in the second quarter of 2009.  The adoption of the new standard did not have a material effect on the Company’s financial statements.

In April 2009, the FASB issued three standards intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities.  The Company adopted these standards effective June 30, 2009.  The adoption of these standards did not have a material effect on the Company’s financial statements.

In April 2008, the FASB issued a new standard that requires entities to disclose information for recognized intangible assets that enables users of the financial statements to understand the extent to which expected future cash flows associated with the intangible assets are affected by the entity’s intent or ability to renew or extend the arrangement associated with the intangible asset.  The standard also amends the factors an entity should consider in developing the renewal or extension assumptions used in determining the useful life of recognized intangible assets.  The standard applies prospectively to all intangible assets recognized as of, and after, the standard’s effective date.  The standard was effective for fiscal years beginning after December 15, 2008, with early adoption prohibited.  The Company adopted the new standard on January 1, 2009 and the adoption did not have a material effect on the Company’s financial statements.

In February 2008, the FASB issued a new standard that delayed for one year the fair value measurement requirements for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.  Therefore, beginning on January 1, 2009 this standard applies prospectively to fair value measurements of non-financial assets and non-financial liabilities.  The Company adopted the new standard on January 1, 2009 and the adoption did not have a material effect on the Company’s financial statements.

3. Property and Equipment

Property and equipment at October 22, 2009 is summarized as follows (in thousands):

October 22, 2009
Riverboat, barge and ramps	$33,092
Gaming equipment	11,944
Furniture and equipment	3,709
Land improvements	1,240
Other	50
50,035
Less accumulated depreciation	(11,187)
38,848
Land	2,120
Property and equipment, net	$40,968

Depreciation and amortization expense during the Interim Period was $3.8 million.

4. Intangible Assets

Intangible assets at October 22, 2009 consist of the following (in thousands):

October 22, 2009
Gaming License – Non-Amortizing	$10,613
Gaming License – Amortizing	112
Accumulated amortization	(99)
Intangible assets, net	$10,626

Amortization expense related to intangible assets was less than $0.1 million in the Interim Period.  Estimated amortization expense for intangible assets for the next year is less than $0.1 million.

5. Related Party Transactions

CSC has guaranteed the Company’s performance under surety bonds amounting to $0.4 million at October 22, 2009.

CSC provides various administrative and accounting services to the Company under administrative service agreements.  CSC charged the Company $0.1 million for these services for the Interim Period.

The Company has various dealings with CSC and its subsidiaries, including shared payroll and benefit services, insurance and payments to common vendors.  The amounts allocated to the Company related to these transactions and services are based on actual amounts attributable to the Company’s operations.  As of October 22, 2009, the Company owed CSC and its subsidiaries $0.1 million.

At October 22, 2009, the Company owed WTC, the Company’s ultimate parent, $0.1 million for advances for start-up, operational and other costs, and construction costs that were made to the Company.  See Note 8 for a further description of related party activity with the sister company, Tropicana Entertainment, LLC.

6. Lease Commitments

In 2007, the Company entered into an agreement with the Parish of St. Mary to permit the berthing of its riverboat casino in Amelia, Louisiana.  The agreement expires in May 2017.  The agreement provides for percentage fees based on the level of net gaming revenue as follows - first $60 million - 2.5%; $60 to $96 million - 3.5%; greater than $96 million - 5.0%.

The annual minimum fee due under the agreement is $1.5 million, which was due on the opening date of the casino and on the first day of June of each year thereafter.  The Company paid the minimum rent in the Interim Period as revenues were below the threshold for incurring additional fees.

The Company has other operating leases for equipment and space.  Rent expense for these leases was $0.1 million for the Interim Period.

Future minimum rental payments required under operating leases and the minimum fee of $1.5 million under the berthing agreement described above that have initial or remaining non-cancelable lease terms in excess of one year are as follows (in thousands):

2010	$1,577
2011	1,551
2012	1,540
2013	1,540
2014	1,540
Thereafter	3,665
Total	$11,413

7. Casualty Loss – Hurricane

On August 28, 2005, Hurricane Katrina struck the Gulf Coast and damaged the Belle of Orleans casino riverboat.  The riverboat sustained substantial damage and as a result had to be substantially rebuilt.  The riverboat was out of service from August 28, 2005 until May 18, 2007, when it reopened in Amelia, Louisiana as the Amelia Belle Casino.

In addition, the Company leased land and docking facilities for its riverboat casino when it was berthed in New Orleans, Louisiana prior to Hurricane Katrina.  The lease provided for quarterly rent of $0.4 million plus monthly rental of 5% of gross revenue subject to a minimum of $0.1 million.  The lease was to expire in 2013.  The Company, on the advice of counsel, suspended the rent payments due to the impairment of the leased facility damaged by Hurricane Katrina.  The landlord filed suit against the Company for unpaid rent, future rent and damages caused to the leased facilities by the Company’s riverboat.  The Company filed claims with its insurance carriers for the physical damage and expenses related to the riverboat.  The claims were settled in 2008.

During 2008, the Company received insurance proceeds of approximately $9.9 million for physical damage and for rent claims and at December 31, 2008 had an insurance receivable of $3.7 million related to insurance claim settlements for rent claims. In March 2009, the Company reached a settlement with the former landlord mentioned above, which resulted in the Company recognizing a lease liability of $7.4 million as of December 31, 2008.  In March 2009, the insurance receivable of $3.7 million was received and the lease liability of $7.4 million was paid by the Company.  There were no hurricane related amounts recognized in operations during the Interim Period.

8. Related Party Bankruptcy Filing

Tropicana Entertainment, LLC ("TE") and its subsidiaries, a significant subsidiary of WTC, the Company’s parent, filed for bankruptcy protection on May 5, 2008 which cases are currently pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in the jointly administered cases titled in re Tropicana Entertainment, LLC et al, Case No. 08-10856 (KJC) (the “Tropicana Cases”).  As of the date of the bankruptcy filing, TE and its subsidiaries owed the Company $2.7 million primarily related to slot machines and other gaming equipment that was transferred to these other casinos following Hurricane Katrina.  During 2008, the Company fully reserved these related party receivables due to the uncertainty of collection from the entities operating in bankruptcy.  By orders dated March 6, 2009, the Bankruptcy Court in the Tropicana Cases approved the Debtors’ Disclosure Statement for the First Amended Joint Plan of Reorganization of Tropicana Entertainment, LLC and Certain of Its Debtor Affiliates under Chapter 11 of the Bankruptcy Court (the “Plan”).  The Court set April 17, 2009 as the voting deadline and on May 5, 2009 the  Plan was confirmed by the Bankruptcy Court.  The Plan indicates that no payments will be made to the Company for these related party receivables.  The Company received certain casino management services from WTC employees who were transferred to TE during 2008.  The Company and WTC have made other arrangements for these services and the Company does not currently rely on TE or any of its subsidiaries for any casino or administrative services.

The Plan contemplates the establishment of a litigation trust (the “Litigation Trust”) to pursue possible causes of action against certain entities including WTC and certain of its affiliates, which may include claims for breach of fiduciary duty, gross negligence and breach of contract.  WTC denies that there has been any breach of fiduciary duty, gross negligence, breach of contract or other grounds on which the Debtors or the Litigation Trust would have a legal claim against it and intends to vigorously defend against any such claims and causes of action.

In addition, WTC remains obligated for substantial amounts owed under a lawsuit settlement with Park Cattle Company reached in April 2008.  This lawsuit related to certain leases between Park Cattle Company as Lessor, and WTC and certain subsidiaries of TE, as Lessees.  Although the Company was not a party to this litigation and is not subject to the settlement agreement, WTC as the Company’s parent,  authorized distributions from the Company to partially fund obligations under the settlement agreement which total $75.0 million for the period ended October 22, 2009.  In the Interim Period, the Company transferred $22.5 million to WTC which was used to partially fund a payment totaling $50.0 million due on April 1, 2009, under this settlement agreement.

Other than as described above, the Company is not affected by the bankruptcy of TE and its subsidiaries or by the settlement with Park Cattle Company.

9.  Contingencies

On November 5, 2009 the Louisiana Gaming Enforcement Section issued a Significant Action/Violation Report (“SAR”) alleging that the internal controls of the Company were violated.  Based upon the nature and the number of alleged violations noted in the SAR, management believes the Company could be liable for up to $0.8 million for regulatory fines and assessments.  The Company intends to vigorously contest the alleged violations.  Management believes, based in part on advice of legal counsel and historical experience with past enforcement actions, that the ultimate resolution of this matter will not have a material effect on the financial statements.

10.  Subsequent Events

The Company has evaluated the impact of subsequent events from October 23, 2009 through January 5, 2010, the date the financial statements herein were issued.